Exhibit 1.1

Execution version

DISTRIBUTION AGREEMENT

March 3, 2017

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Attention: Sanjay Patel

Ladies and Gentlemen:

First Financial Bancorp., an Ohio corporation (the “Company”), confirms its agreement with Raymond James & Associates, Inc., as agent (“you” or “Raymond James”), with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described below, of no more than 5,000,000 of common shares , no par value, of the Company (the “Common Shares”), having an aggregate gross sales price of up to $100,000,000 (the “Maximum Number of Shares”). Such shares are hereinafter collectively referred to as the “Shares.” The Shares are described in the Prospectus referred to below.

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (File No. 333-197771) (the “registration statement”), which became immediately effective upon its filing on July 31, 2014, for the registration of at least the Maximum Number of Shares, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”), which sets forth the plan of distribution of the Shares and additional information concerning the Company and its business. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to Raymond James, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the effective time, and (3) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act.

To the extent that the Registration Statement is not available for the sale of Shares as contemplated by this Agreement, the Company shall file a new registration statement with respect to any additional Common Shares necessary to complete the sale of Shares. Furthermore, if the Company is not a Well-Known Seasoned Issuer or otherwise is unable to make the representations set forth in Section 4(d) hereof, the Company shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Basic Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective. If the Company is not a Well-Known Seasoned Issuer or otherwise unable to make the representations set forth in Section 4(d) hereof when it files a new registration statement as contemplated by the first sentence in this paragraph, it will not be deemed to have provided with respect to such registration statement the representations set forth in section 4(d) or any other representations set forth in Section 4 of this Agreement that would require that the Company be a Well-Known Seasoned Issuer in order for the representation to be true and correct.

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Except where the context otherwise requires, as used herein: “Basic Prospectus” means the prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement; “Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to Raymond James in connection with the offering of the Shares; “Prospectus” means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement; “Permitted Free Writing Prospectuses” means the documents listed on Exhibit C attached hereto and any other “issuer free writing prospectus” (as defined in Rule 433 of the Act) that relates to the Shares, and which the Company and Raymond James reasonably agree from time to time is a Permitted Free Writing Prospectus. Any reference herein to the registration statement, the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the documents incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of such Basic Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

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The Company and Raymond James agree as follows:

1.	Issuance and Sale.

(a)	Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein and provided that the Company provides Raymond James with any due diligence materials and information reasonably requested by Raymond James necessary for Raymond James to satisfy its due diligence obligations, on any Exchange Business Day(s) (as defined below) selected by the Company, (A) with respect to purchases by Raymond James as principal, the Company and Raymond James shall enter into an agreement in accordance with Section 3 hereof regarding the number of Shares to be purchased by Raymond James and the manner in which and the other terms upon which such sale is to occur (each such transaction being referred to as a “Principal Transaction”), and (B) with respect to sales by Raymond James as agent, the Company and Raymond James shall enter into an agreement in accordance with Section 3 hereof regarding the number of Shares to be placed by Raymond James and the manner in which and other terms upon which such placement is to occur (each such transaction being referred to as an “Agency Transaction”). References herein to a “Transaction” shall mean a Principal Transaction or an Agency Transaction, as the context may require. As used in this Agreement, (i) the “Term” shall be the period commencing on the date hereof and ending on the earliest of (x) three (3) years from the date hereof, (y) the date on which the Maximum Number of Shares have been issued and sold pursuant to this Agreement, and (z) the termination of this Agreement pursuant to Sections 9 or 10 below, (ii) an “Exchange Business Day” means any day during the Term that is a trading day for the Exchange (as defined below) other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time, and (iii) “Exchange” means the NASDAQ Global Select Market (“NASDAQ”).

(b)	Subject to the terms and conditions set forth below, the Company appoints Raymond James as agent in connection with the offer and sale of Shares in any Agency Transactions entered into hereunder. Raymond James will use commercially reasonable efforts to sell such Shares in accordance with the terms and conditions hereof and of the applicable Transaction Notice (as defined below). Neither the Company nor Raymond James shall have any obligation to enter into an Agency Transaction. The Company shall be obligated to issue and sell through Raymond James, and Raymond James shall be obligated to use commercially reasonable efforts, as provided herein and in the applicable Transaction Notice, to place Shares issued by the Company only if and when a Transaction Notice related to such an Agency Transaction has been delivered by Raymond James and accepted by the Company as provided in Section 3 below.

(c)	Except in the case of an Agency Transaction executed pursuant to Section 1(d) below, following acceptance of a Transaction Notice by the Company, Raymond James will communicate orally to John M. Gavigan, Chief Financial Officer of the Company, or Scott Crawley, Controller of the Company, each offer to purchase Shares solicited by Raymond James in an Agency Transaction. Notwithstanding the foregoing, Raymond James shall have the right, in its sole discretion, to reject any offer to purchase Shares, as a whole or in part, by persons solicited by Raymond James and any such rejection shall not be deemed a breach of Raymond James’s agreement herein. The Company may accept or reject any proposed offer to purchase Shares, in whole or in part, and no such rejection shall be deemed a breach of the Company’s agreement herein.

(d)	The Company and Raymond James may agree that the Shares to be sold in an Agency Transaction shall be sold in a manner constituting an “at-the-market offering” as defined in Rule 415 under the Act. In such case, Raymond James will confirm in writing to the Company the number of Shares sold on any Exchange Business Day and the related Agency Transaction Gross Sales Price and Net Sales Price (as each of such terms is defined in Section 3(b) below) no later than the opening of trading on the immediately following Exchange Business Day.

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(e)	Raymond James hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Agreement, other than (A) by means of ordinary brokers’ transactions between members of the Exchange that qualify for delivery of a Prospectus to the Exchange in accordance with Rule 153 under the Act and meets the definition of an “at-the-market” offering under Rule 415 under the Act (such transactions are hereinafter referred to as “At-the-Market Offerings”) and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and Raymond James in writing. The Company acknowledges and agrees that in the event a sale of the Shares on behalf of the Company would constitute the sale of a “block” under Rule 10b-18(a)(5) under the Exchange Act or a “distribution” within the meaning of Rule 100 of Regulation M under the Exchange Act (“Regulation M”) or Raymond James reasonably believes it may be deemed an “underwriter” under the Act in a transaction that is not an At-the-Market Offering, the Company will provide to Raymond James, at Raymond James’s request and upon reasonable advance notice to the Company, on or prior to any Closing Date (as defined in Section 3(e) below), the opinions of counsel, accountants’ letters and officers’ certificates referenced in Section 7 hereof, each dated the Closing Date, and such other documents and information as Raymond James shall reasonably request.

(f)	Raymond James shall make commercially reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Shares has been solicited by Raymond James and accepted by the Company. If the Company shall default on its obligation to deliver Shares to a purchaser whose offer it has accepted, the Company shall: (i) hold Raymond James harmless against any loss, claim or damage arising from or as a result of such default by the Company; and (ii) notwithstanding such default, pay to Raymond James any fee to which it would otherwise be entitled in connection with such sale.

2.	Purchases as Principal.

(a)	Any purchase of Shares to be made by Raymond James in a Principal Transaction shall be expressly agreed on by the Company and Raymond James pursuant to a Transaction Notice.

(b)	For each Principal Transaction, the Company shall sell to Raymond James, and Raymond James agrees to purchase from the Company, the number of Shares determined in the manner and on the terms set forth below and evidenced in the applicable Transaction Notice. Raymond James intends to resell Shares purchased in a Principal Transaction in transactions constituting an “at-the-market offering” or in such other manner as may be provided in the Prospectus and agreed in the applicable Transaction Notice, and may engage in sales of Common Shares, on the Purchase Date (as defined below) for any Shares deliverable pursuant to a Transaction Notice.

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(c)	Neither the Company nor Raymond James shall have any obligation to enter into a Principal Transaction. The Company shall be obligated to sell Shares to Raymond James, and Raymond James shall be obligated to purchase Shares from the Company only if and when a Transaction Notice related to a Principal Transaction has been agreed to and accepted by Raymond James and the Company as provided in Section 3 below, and upon the terms and subject to the conditions set forth herein and in the applicable Transaction Notice.

3.	Transaction Notices.

(a)	The Company may, from time to time during the Term, propose to Raymond James that they enter into an Agency Transaction or Principal Transaction to be executed on one or more specified Exchange Business Days. If Raymond James agrees to the terms of such proposed Transaction or if the Company and Raymond James mutually agree to modified terms for such proposed Transaction, then Raymond James shall promptly send to the Company a notice, substantially in the form of Exhibit A hereto (each, a “Transaction Notice”), confirming the agreed terms of such proposed Transaction. If the Company wishes such proposed Transaction to become a binding agreement between it and Raymond James, the Company shall promptly indicate its acceptance thereof by countersigning and returning such Transaction Notice to Raymond James or by sending a written notice to Raymond James (by any means permissible under Section 12 below) indicating its acceptance. The terms reflected in a Transaction Notice shall become binding on Raymond James and the Company only if accepted by the Company no later than the times specified in Section 3(b) below. Each Transaction Notice shall specify, among other things:

(i)         whether the Transaction is an Agency Transaction or a Principal Transaction;

(ii)        the Exchange Business Day(s) on which the Shares subject to such Transaction are intended to be sold (each such date, a “Purchase Date”);

(iii)        the number of Shares that the Company intends to sell (the “Specified Number of Shares”) on such Purchase Date(s);

(iv)        in the case of a Principal Transaction, whether the Company shall grant to Raymond James the option referred to in Section 3(c) below to increase the number of Shares to be sold by the Company and purchased by Raymond James acting as principal on such Purchase Date;

(v)         in the case of a Principal Transaction, whether Raymond James shall have the option referred to in Section 3(c) below to increase the number of Shares to be sold by the Company and purchased by Raymond James acting as principal on such Purchase Date; and

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(vi)        the lowest price (if any) at which the Company shall be obligated to sell Shares in such Transaction (a “Floor Price”).

A Transaction Notice shall not set forth a Specified Number of Shares that, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, results in a total that exceeds the Maximum Number of Shares. The Company shall have responsibility for maintaining records with respect to the aggregate dollar amount of Shares sold, or for otherwise monitoring the availability of Shares for sale under the Registration Statement as amended or supplemented from time to time. There shall be no more than one Transaction Notice and one related Transaction with respect to any Purchase Date. A Transaction Notice conforming to the foregoing requirements, once accepted by the Company, shall be irrevocable, and the Company shall be obligated to sell the Specified Number of Shares (subject to increase pursuant to Section 3(c) below) and Raymond James shall be obligated, subject to the terms of, and satisfaction of, the conditions set forth in this Agreement and such Transaction Notice, including, but not limited to, Section 1(f) above and Section 3(f) below, to (x) in Agency Transactions, use its commercially reasonable efforts to solicit offers for the Shares, and (y) in Principal Transactions, purchase such Shares in accordance with the terms and conditions of this Agreement and such Transaction Notice. Notwithstanding the foregoing, if the terms of any Agency Transaction or Principal Transaction contemplate that Shares shall be sold on more than one Purchase Date, then the Company and Raymond James shall mutually agree to such additional terms and conditions as they deem necessary in respect of such multiple Purchase Dates, and such additional terms and conditions shall be set forth in the relevant Transaction Notice and be binding to the same extent as any other terms contained therein.

(b)	If the Company’s Common Shares is an “actively-traded security” within the meaning of Rule 101(c)(1) of Regulation M, the Purchase Date in respect of the Shares deliverable pursuant to any Transaction Notice shall be the Exchange Business Day next following the date on which such Transaction Notice is accepted if such acceptance occurs by 4:30 p.m. (New York time) on such acceptance date; provided that if a Transaction Notice is accepted prior to 8:30 a.m. (New York time) on an Exchange Business Day (or by such later time as Raymond James may agree in its sole discretion), the Purchase Date in respect of such Shares shall be such date of acceptance. If the Company’s Common Shares is not an “actively-traded security” within the meaning of Rule 101(c)(1) of Regulation M, the Purchase Date in respect of the Shares deliverable pursuant to any Transaction Notice shall be the second Exchange Business Day next following the date on which such Transaction Notice is accepted if such acceptance occurs by 4:30 p.m. (New York time) on such acceptance date. For Principal Transactions, the price per Share to be paid by Raymond James to the Company for the purchase of any such Shares pursuant to this Agreement shall be based on the closing price of the Company’s Common Shares and shall be agreed between Raymond James and the Company and set out in the applicable Transaction Notice and set forth on such Transaction Notice as a net sales price, reflecting Raymond James’ commission (the “Net Sales Price”). For Agency Transactions, Raymond James’s commission shall be 2.0% of the actual gross sales price of the Shares (the “Agency Transaction Gross Sales Price”).

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(c)	If specified in a Transaction Notice for a Principal Transaction, the Company may grant to Raymond James the option to elect, by notice to the Company delivered not later than 4:30 p.m. (New York time) on the relevant Purchase Date, to increase the number of Shares to be sold by the Company and purchased by Raymond James acting as principal on such Purchase Date, provided that such number of Shares to be sold by the Company, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, shall not exceed the Maximum Number of Shares. The Specified Number of Shares to be sold by the Company on any Purchase Date, as it may be increased pursuant to this paragraph (c), is hereinafter referred to as the “Purchased Number of Shares” in respect of such Purchase Date.

(d)	If the Purchased Number of Shares for any Purchase Date exceeds 50% of the total number of shares of Common Shares traded on the Exchange during regular trading hours on the Purchase Date, Raymond James may, at its option, elect to reduce the Purchased Number of Shares to 50% of such total number of shares traded. If Raymond James has elected to purchase Shares pursuant to the option granted to it by the Company discussed in Section 3(c) above, any reduction in Shares elected by Raymond James under this Section 3(d) shall be first made from such Shares.

(e)	Payment of the Net Sales Price for Shares sold by the Company on any Purchase Date pursuant to a Transaction Notice shall be made to the Company by federal funds wire transfer to the account set forth on Exhibit D hereto, against delivery of such Shares to: (x) the accounts specified in writing by Raymond James for sales made by Raymond James acting as agent, or (y) Raymond James through the facilities of the Depository Trust Company for purchase from the Company by Raymond James acting as principal. Such payment and delivery shall be made at or about 10:00 a.m., local time in New York, New York, on the third Exchange Business Day (or such other day as may, from time to time, become standard industry practice for settlement of such a securities issuance) following each Purchase Date (the “Closing Date”).

(f)	If, as provided in the related Transaction Notice, a Floor Price has been agreed to by the parties with respect to a Transaction, and Raymond James thereafter determines and notifies the Company that the Agency Transaction Gross Sales Price for such Transaction would not be at least equal to such Floor Price, then the Company shall not be obligated to issue and sell to or through Raymond James, and Raymond James shall not be obligated to purchase or place, the Specified Number of Shares for such Transaction, except that Raymond James may, at its option, elect to have the Agency Transaction Gross Sales Price for such Transaction equal such Floor Price in which case the parties shall be obligated to consummate such Transaction on that basis.

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(g)	If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Transaction Notice shall be suspended until that or another exemptive provision shall have been satisfied in the judgment of each party. Raymond James and the Company shall each calculate on a weekly basis the ADTV (as defined by Rule 100 of Regulation M) of the Common Shares.

4.     Representations and Warranties of the Company. The Company represents and warrants to Raymond James that, on and as of (i) the date hereof, (ii) each date on which the Company accepts a Transaction Notice, (iii) each Purchase Date and (iv) each Closing Date (each such date listed in (i) through (iv), a “Representation Date”):

(a)	Registration Statement; Prospectus; and any Permitted Free Writing Prospectus. The Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the applicable requirements of the Act; the conditions to the use of Form S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the applicable requirements of Rule 415 under the Act (including, without limitation, and if relevant, Rule 415(a)(5)); the Registration Statement did not, as of the time of its effectiveness, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Prospectus complied or will comply, at the time it was or will be filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the applicable requirements of the Act; at no time during the period that begins on the earlier of the date of such Basic Prospectus and the date such Basic Prospectus was filed with the Commission and ends at the time of purchase did or will any Basic Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at no time during such period did or will any Basic Prospectus, as then amended or supplemented, together with any combination of one or more of the then issued Permitted Free Writing Prospectuses, if any, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the Prospectus Supplement and the Prospectus will comply, as of the date that it is filed with the Commission, the date of the Prospectus Supplement, the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects, with the applicable requirements of the Act (in the case of the Prospectus, including, without limitation, Section 10(a) of the Act); at no time during the period that begins on the earlier of the date of the Prospectus Supplement and the date the Prospectus Supplement is filed with the Commission and ends at the later of the time of purchase, the latest additional time of purchase, if any, and the end of the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares did or will any Prospectus Supplement or the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; at no time during the period that begins on the date of such Permitted Free Writing Prospectus and ends at the time of purchase did or will any Permitted Free Writing Prospectus include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any statement contained or omitted in the Registration Statement, the Prospectus, the Prospectus Supplement, or any Permitted Free Writing Prospectus in reliance upon and in conformity with information concerning Raymond James and furnished in writing by or on behalf of Raymond James expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus, the Prospectus Supplement, or such Permitted Free Writing Prospectus, it being understood and agreed upon that the only such information furnished by Raymond James as of the date of this Agreement consists of the information in the Prospectus as specified in Exhibit E hereto; and each Incorporated Document, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the applicable requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)	Proper Use of Prospectus and Any Permitted Free Writing Prospectus. Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Basic Prospectuses and the Permitted Free Writing Prospectuses, if any; the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rules 164 and 433 under the Act; neither the Company nor Raymond James is disqualified, by reason of subsection (f) or (g) of Rule 164 under the Act, from using, in connection with the offer and sale of the Shares, “free writing prospectuses” (as defined in Rule 405 under the Act) pursuant to Rules 164 and 433 under the Act;

(c)	Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the applicable requirements of the Act or the Exchange Act, as applicable, and none of such documents, when they became effective or were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)	Company is a Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 of the Securities Act, (D) at the date of this Agreement, (E) at each Purchase Date and (F) at each Closing Date, the Company was and is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the Securities Act, that automatically became effective not more than three years prior to the date hereof; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

(e)	Company is not an Ineligible Issuer. (i) At the time of filing the Registration Statement, (ii) as of the date hereof, (iii) as of each Purchase Date and (iv) as of each Closing Date, the Company was not and is not an Ineligible Issuer (as defined in Rule 405 of the Securities Act), without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an Ineligible Issuer.

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(f)	Distribution of Offering Materials. The Company has not distributed any offering material to the public in connection with the offering and sale of the Shares other than the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus.

(g)	No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities of the Company registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(h)	Accuracy of Statements. The statements in each of the Registration Statement and the Prospectus under the caption “Description of Capital Stock” and the statements in the Form 10-K under the caption “Supervision and Regulation,” in each case insofar as such statements constitute a summary of the legal matters, regulatory matters, documents or proceedings referred to therein, fairly present and summarize, in all material respects, the matters referred to therein.

(i)	No Material Adverse Change. Except as described in the Registration Statement and the Prospectus, since the respective dates as of which information is given in the Registration Statement or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and the Subsidiary (as defined below) considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Change”), (B) there have been no transactions entered into by the Company or the Subsidiary, other than those in the ordinary course of business, which are material with respect to the Company and the Subsidiary considered as one enterprise, and (C) except for regular quarterly dividends on the Common Shares of the Company, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class or series of its capital stock.

(j)	Independent Accountants. Crowe Horwath LLP, who has reported on the audited financial statements of the Company and its consolidated subsidiaries for the year ended December 31, 2016, and whose report with respect to such audited consolidated financial statements is incorporated by reference in the Registration Statement and the Prospectus, is an independent public accountant with respect to the Company, as required by the Securities Act and the Exchange Act and is an independent registered public accounting firm within the applicable rules and regulations adopted by the Public Company Accounting Oversight Board.

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(k)	Financial Statements; Non-GAAP Financial Measures. The financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations and the comprehensive income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein. The selected financial data and the summary financial information, if any, included in the Registration Statement and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. Except as included or incorporated by reference therein, no financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement or the Prospectus under the Act or the Exchange Act. All disclosures contained or incorporated by reference in the Registration Statement or the Prospectus, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the required information and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(l)	Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and First Financial Bank, the Company’s only significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X, the “Subsidiary”) (A) has been duly organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (B) in the case of the Company, is duly registered as a bank holding company and is qualified as a financial holding company under the Bank Holding Company Act of 1956, as amended, and (C) has corporate or limited liability company power, as applicable, and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and the Subsidiary is duly qualified as a foreign corporation or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a material adverse effect (A) on the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and the Subsidiary, considered as one entity or (B) the ability of the Company to perform its obligations under and to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock or other equity interests of the Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The Company does not have any subsidiaries other than those listed on Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2016 that was required to be so listed.

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(m)	Capitalization. The authorized and issued shares of capital stock of the Company as of December 31, 2016 are as set forth in the Registration Statement and the Prospectus. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company or any other entity. The outstanding capital stock of the Company conforms in all material respects to any description thereof contained in the Registration Statement and the Prospectus and such statements conform in all material respects to the rights set forth in the instruments defining the same.

(n)	Authorization and Description of Shares. The Shares have been duly authorized and, when issued and delivered by the Company pursuant to this Agreement and the Company’s organizational documents against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable. The Common Shares conforms in all material respects to all statements relating thereto contained in the Registration Statement and the Prospectus; and the issuance of the Shares is not subject to the preemptive or other similar rights of any shareholder of the Company.

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(o)	Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its Significant Subsidiaries is (A) in violation or in default (or, with the giving of notice or lapse of time or both, would be in default) (“Default”) under its articles of incorporation, charter, by-laws, code of regulations or similar organizational document, (B) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company or the Subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or the Subsidiary is subject (each, an “Existing Instrument”) or (C) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or the Subsidiary or any of its or their respective properties (each, a “Governmental Entity”), as applicable, except, with respect to clauses (B) and (C) only, for such Defaults or violations as would not, individually or in the aggregate, result in a Material Adverse Effect. Neither the Company nor the Subsidiary has received any written communication from any Governmental Entity asserting that the Company or the Subsidiary is not in compliance with any statute, law, rule, regulation, decision, directive or order except for such noncompliance as would not, individually or in the aggregate, result in a Material Adverse Effect. The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Registration Statement and the Prospectus (A) have been duly authorized by all necessary corporate action (other than approval of the price or prices and the specific number of Shares to be issued and sold by the Committee of the Company’s Board formed for such purpose) and will not result in any Default under the articles of incorporation, charter, by-laws, or code of regulations of the Company or the Subsidiary, (B) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Subsidiary pursuant to, or require the consent of any other party to, any Existing Instrument, and (C) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or the Subsidiary of any Governmental Entity except, with respect to clauses (B) and (C) only, for such Defaults or violations as would not, individually or in the aggregate, result in a Material Adverse Effect. Neither the Company nor the Subsidiary are required to obtain consent, approval, authorization or other order of, or make any registration or filing with, any court or other governmental or regulatory authority or agency in connection with the Company’s execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby or by the Registration Statement or the Prospectus in connection with the purchase and distribution of the Shares by Raymond James in the manner contemplated herein and in the Registration Statement and the Prospectus, excluding any consent, approval, authorization, filing order, registration or filing the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Company, the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or the Subsidiary.

(p)	Absence of Proceedings. Except as described in the Registration Statement and the Prospectus or the documents incorporated by reference therein, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending, or, to the knowledge of the Company, threatened, against the Company or the Subsidiary, which would, if decided adversely to the Company or the Subsidiary, reasonably be expected to result in a Material Adverse Effect or to materially and adversely affect their respective properties, assets or operations, or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or the Subsidiary are a party or of which any of their respective properties, assets or operations are the subject which are not described in the Registration Statement and the Prospectus or the documents incorporated by reference therein, including ordinary routine litigation incidental to the business, would not, singly or in the aggregate, result in a Material Adverse Effect.

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(q)	Absence of Labor Dispute. No labor dispute with the employees of the Company or the Subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or the Subsidiary’s principal customers or contractors which could, singly or in the aggregate, result in a Material Adverse Effect.

(r)	Intellectual Property Rights. The Company and the Subsidiary own or possess, or can acquire, adequate rights to use all patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”): (A) necessary to carry on the business now operated by them and (B) the absence of which would result in a Material Adverse Effect; provided, however, that with respect to any Intellectual Property owned by a third party, the Company and the Subsidiary, in making this representation, are entitled to rely on the applicable third party’s representations to the Company or the Subsidiary that such third party has all rights in the Intellectual Property and the components to the same, and (B) unless the absence of such would not have a Material Adverse Effect. Neither the Company nor the Subsidiary has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or the Subsidiary therein, and which infringement or conflict, if the subject of an unfavorable decision, ruling or finding, or invalidity or inadequacy, could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(s)	Possession of Licenses and Permits. The Company and the Subsidiary possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate state, federal or local regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess such Governmental Licenses would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and the Subsidiary are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. Neither the Company nor the Subsidiary has failed to file with applicable regulatory authorities any statement, report, information or form required by any applicable law, regulation or order, except where the failure to make such filing would not, singly or in the aggregate, have a Material Adverse Effect, all such filings were in material compliance with applicable laws when filed and no material deficiencies have been asserted by any regulatory commission, agency or authority with respect to any such filings or submissions.

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(t)	Title to Properties. The Company and its Significant Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Registration Statement and the Prospectus or (B) would not, singly or in the aggregate, have a Material Adverse Effect. All real property held under lease by the Company and the Subsidiary are held by them under valid, subsisting and enforceable leases, with such exceptions as are described in the Registration Statement and the Prospectus or the documents incorporated therein by reference or such as would not, singly or in the aggregate, have a Material Adverse Effect.

(u)	NASDAQ Listing. The Shares will be duly listed on NASDAQ, upon their issuance.

(v)	Tax Law Compliance. The Company and the Subsidiary have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings, except where a failure to make such filings or payments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)	Investment Company Act. The Company is not, and solely after giving effect to the receipt of payment for the Shares and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Registration Statement and the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(x)	Insurance. The Company and the Subsidiary are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses. All policies of insurance insuring the Company or the Subsidiary or their respective businesses, assets, employees, officers and directors are in full force and effect; and the Company and the Subsidiary are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or the Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor the Subsidiary has been refused any insurance coverage sought or applied for. The Company has no reason to believe that it or the Subsidiary will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a cost that would not have a Material Adverse Effect.

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(y)	Absence of Manipulation. Neither the Company nor the Subsidiary or, to the knowledge of the Company, any other affiliate of the Company has taken, nor will the Company or the Subsidiary or, to the knowledge of the Company, any other affiliate take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or to result in a violation of Regulation M under the Exchange Act.

(z)	Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Registration Statement or the Prospectus or the documents incorporated by reference therein that have not been described as required.

(aa)	Foreign Corrupt Practices Act. None of the Company, the Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or the Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of either (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) if applicable, the U.K. Bribery Act 2010 (the “Bribery Act”) and the Company, the Subsidiary and, to the knowledge of the Company, its other affiliates have conducted their businesses in compliance with the FCPA and, to the extent applicable, the Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

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(bb)	Money Laundering Laws. The operations of the Company and the Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company and the Subsidiary conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any Governmental Entity involving the Company or the Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(cc)	Sanctions. None of the Company, the Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or the Subsidiary is (i) an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. The Company will not, directly or indirectly, knowingly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to the Subsidiary or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(dd)	Environmental Laws. Except as otherwise disclosed or incorporated by reference in the Registration Statement and the Prospectus and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Company nor the Subsidiary is in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, hazardous wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure of humans to Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or the Subsidiary under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or the Subsidiary received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or the Subsidiary is in violation of any Environmental Law; (B) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or the Subsidiary, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or the Subsidiary or, to the best of the Company’s knowledge, any person or entity whose liability for any Environmental Claim the Company or the Subsidiary has retained or assumed either contractually or by operation of law; (C) to the best of the Company’s knowledge, there is no release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law, require material expenditures to be incurred pursuant to Environmental Law, or form the basis of a potential Environmental Claim against the Company or the Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or the Subsidiary has retained or assumed either contractually or by operation of law; and (D) neither the Company nor the Subsidiary is subject to any pending or, to the best of the Company’s knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party and which is reasonably likely to result in monetary sanctions of $500,000 or more.

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(ee)	ERISA Compliance. The Company and the Subsidiary and any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) subject to Title IV of ERISA that is established or maintained by the Company, the Subsidiary or their ERISA Affiliates (as defined below) for the benefit of their employees are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” subject to Title IV of ERISA that is established or maintained by the Company, the Subsidiary or any of their ERISA Affiliates for the benefit of their employees. No “employee benefit plan” subject to Title IV of ERISA that is established or maintained by the Company, the Subsidiary or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, the Subsidiary nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan,” (ii) Sections 412, 4971 or 4975 of the Internal Revenue Code, or (iii) Section 4980B of the Internal Revenue Code with respect to the excise tax imposed thereunder. Each “employee benefit plan” established or maintained by the Company or the Subsidiary for the benefit of their employees that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which is reasonably likely to cause disqualification of any such employee benefit plan under Section 401(a) of the Internal Revenue Code.

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(ff)	Compliance with the Sarbanes-Oxley. The Company is in material compliance, and will comply, in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(gg)	Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains a system of internal control over financial reporting (as defined under Rule 13a-15 and Rule 15d-15 of the Exchange Act) and, except as described in the Registration Statement and the Prospectus or the documents incorporated by reference therein, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness or significant deficiency in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(hh)	Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15 under the Exchange Act) that comply with the requirements of the Exchange Act; and such disclosure controls and procedures have been designed to ensure that material information relating to the Company and the Subsidiary is made known to the Company’s management, including its principal executive officer and principal financial officer and by others within those entities, to allow timely decisions regarding disclosure. The Company has conducted evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 and Rule 15d-15 of the Exchange Act and such disclosure controls and procedures are effective.

(ii)	Deposit Insurance. The deposit accounts of the Subsidiary are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the legal maximum; such subsidiaries have paid all premiums and assessments required by the FDIC and the regulations thereunder; and no proceeding for the termination or revocation of such insurance is pending or, to the knowledge of the Company, threatened.

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(jj)	Broker’s Fees. Other than this Agreement, there are no contracts, agreements or understandings between any of the Company or the Subsidiary and any person that would give rise to a valid claim against any of the Company or the Subsidiary or Raymond James for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(kk)	Compliance with Regulations. The Company and the Subsidiary are in compliance with all applicable laws administered by, and all rules and regulations of, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”), the Ohio Division of Financial Institutions (the “ODFI”), the FDIC and any other federal or state bank regulatory authorities (together with the Federal Reserve Board, the OCC, the ODFI and the FDIC, the “Bank Regulatory Authorities”) with jurisdiction over the Company or the Subsidiary, except for failures to be so in compliance that would not, individually or in the aggregate, have a Material Adverse Effect; and, except as set forth in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor the Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board of director resolutions at the request of, any Bank Regulatory Authority which currently restricts the conduct of its business, or relates to its capital adequacy, its credit policies or its management, nor have any of them been advised by any Bank Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board of director resolutions, in each case that are applicable to the Company or the Subsidiary specifically rather than to banks and bank holding companies generally. Neither the Company nor the Subsidiary has received any written communication during the last twenty four months from any governmental entity asserting that the Company or the Subsidiary is not in compliance with any statute, law, rule, regulation, decision, directive or order except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Any certificate signed by any officer of the Company or the Subsidiary delivered to Raymond James or to counsel for Raymond James pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to Raymond James as to the matters covered thereby.

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5.     Certain Covenants of the Company. The Company hereby agrees with Raymond James:

(a)	Before preparing, using, authorizing, approving, referring to or filing any Permitted Free Writing Prospectus and before amending or supplementing the Registration Statement, the Basic Prospectus or the Prospectus (in each case other than due to the filing of an Incorporated Document), or during any period of time in which a Prospectus relating to the Shares is required to be delivered under the Act, to furnish to Raymond James a copy of each such proposed Permitted Free Writing Prospectus, amendment or supplement within a reasonable period of time before filing any such Permitted Free Writing Prospectus, amendment or supplement with the Commission and the Company will not prepare, use, authorize, approve, refer to or file any such Permitted Free Writing Prospectus or file any such proposed amendment or supplement to which Raymond James reasonably objects.

(b)	To make no post-effective amendment or supplement to the Registration Statement, the Basic Prospectus or the Prospectus which shall have been disapproved by Raymond James by notice in writing to the Company after notice thereof and reasonable opportunity to review and comment thereon.

(c)	To prepare a Prospectus Supplement, with respect to any Shares sold by the Company pursuant to this Agreement in a form previously approved by Raymond James and to file a Prospectus Supplement pursuant to, and within the time periods required by, Rule 424(b) and Rules 430B or 430C under the Act and to file any Permitted Free Writing Prospectus to the extent required by Rule 433 under the Act and to provide copies of the Prospectus and a Prospectus Supplement and each Permitted Free Writing Prospectus (to the extent not previously delivered or filed and available on EDGAR) to Raymond James via e-mail in “.pdf” format on such filing date the an e-mail account designated by Raymond James in Section 12 hereof and, at Raymond James’s request, to also furnish copies of the Prospectus and such Prospectus Supplement to each exchange or market on which sales were effected as may be required by the rules or regulations of such exchange or market.

(d)	To file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with the offering or sale of the Shares. During such same period, the Company shall advise Raymond James, promptly after the Company receives notice thereof: (i) of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any Permitted Free Writing Prospectus or any amended Prospectus has been filed with the Commission; (ii) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act; (iii) the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose; and (iv) of any request by the Commission for the amendment of the Registration Statement or the amendment or supplementation of the Prospectus or for additional information. Further, before entering into any Transaction Notice (or promptly if a Transaction Notice has been accepted and the corresponding Closing Date has not passed), the Company shall advise Raymond James, promptly after the Company receives notice thereof, of the occurrence of any event as a result of which the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Basic Prospectus, the Prospectus or any such Permitted Free Writing Prospectus is delivered to a purchaser, not misleading.

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(e)	In the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification referred to above, to use promptly its commercially reasonable efforts to obtain its withdrawal.

(f)	To furnish such information as may reasonably be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states as Raymond James may reasonably designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided that the Company shall not be required to qualify as a foreign corporation, become a dealer of securities, or become subject to taxation in, or to consent to the service of process under the laws of, any such state (except service of process with respect to the offering and sale of the Shares); and to promptly advise Raymond James of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose.

(g)	From time to time to furnish to Raymond James with as many copies of the Prospectus and the Prospectus Supplement (or of the Prospectus or Prospectus Supplement as amended or supplemented if the Company shall have made any amendments or supplements thereto and documents incorporated by reference therein after the effective date of the Registration Statement) and each Permitted Free Writing Prospectus as Raymond James may reasonably request for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule); and for so long as this Agreement is in effect, the Company will prepare and file promptly, subject to Section 5(a) above, such amendment or amendments to the Registration Statement, the Basic Prospectus, the Prospectus, the Prospectus Supplement or any Permitted Free Writing Prospectus as may be necessary to comply with the requirements of Section 10(a)(3) of the Act.

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(h)	To make available to Raymond James, which obligation may be satisfied by EDGAR filings or Company’s website postings, during the term of this Agreement and for a period of two years thereafter (i) copies of any reports or other communications which the Company shall send to its stockholders or shall from time to time publish or publicly disseminate and (ii) copies of all annual, quarterly and current reports filed with the Commission on Forms 10-K, 10-Q and 8-K, or such other similar form as may be designated by the Commission, and to furnish to Raymond James from time to time during the term of this Agreement such other information as Raymond James may reasonably request regarding the Company or the subsidiaries, in each case as soon as such reports, communications, documents or information becomes available or promptly upon the request of Raymond James, as applicable.

(i)	If during the term of this Agreement: (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will, before entering into any Transaction Notice (or promptly if a Transaction Notice has been accepted and the corresponding Closing Date has not passed), notify Raymond James of the existence thereof, but shall not be required to notify Raymond James of the substance thereof. If the Company is required to provide notice pursuant to the preceding sentence, before accepting any new Transaction Notice, the Company shall forthwith prepare and, subject to Section 5(a) above, file with the Commission and furnish to Raymond James such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law. If during the term of this Agreement: (i) any event shall occur or condition shall exist as a result of which any Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement such Free Writing Prospectus to comply with law, the Company will, before entering into any Transaction Notice (or promptly if a Transaction Notice has been accepted and the corresponding Closing Date has not passed), notify Raymond James of the existence thereof, but shall not be required to notify Raymond James of the substance thereof. If the Company is required to provide notice pursuant to the preceding sentence, before accepting any new Transaction Notice, the Company shall forthwith prepare and, subject to Section 5(a) above, file with the Commission (to the extent required) and furnish to Raymond James such amendments or supplements to such Permitted Free Writing Prospectus as may be necessary so that the statements in such Permitted Free Writing Prospectus as so amended or supplemented will not, in the light of the circumstances, be misleading or so that such Permitted Free Writing Prospectus will comply with law.

(j)	To generally make available to its shareholders as soon as practicable an earnings statement in form complying with the provisions of Section 11(a) under the Act and Rule 158 under the Act. Raymond James and the Company acknowledge and agree that the Company’s ordinary, timely-filed periodic filings with the Commission pursuant to the Exchange Act may be used to satisfy this obligation to the extent consistent with the requirements set forth herein.

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(k)	To furnish to Raymond James two copies of the Registration Statement in “.pdf” format, as initially filed with the Commission, and of all amendments thereto, including all exhibits thereto and all documents incorporated by reference therein.

(l)	To apply the net proceeds from the sale of the Shares in the manner described in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus under the caption “Use of Proceeds.”

(m)	To not, and to cause the Subsidiary not to, take, directly or indirectly, any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(n)	Except as otherwise agreed between the Company and Raymond James, to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Basic Prospectus, the Prospectus, any Permitted Free Writing Prospectus, each Preliminary Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to Raymond James and to dealers (including costs of mailing and shipment), (ii) the registration, issue and delivery of the Shares, (iii) the producing, word processing and/or printing of this Agreement, any powers of attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to Raymond James (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for Raymond James in connection therewith) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to Raymond James, (v) the listing of the Shares on the Exchange and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by FINRA, (vii) the fees and disbursements of counsel to the Company and the fees and disbursements of counsel to Raymond James in connection with the negotiation and completion of this Agreement (which shall include all matters required to be completed as conditions precedent to the parties agreeing to and executing the initial Transaction hereunder) and (viii) the performance of the Company’s other obligations hereunder; provided that Raymond James shall be responsible for any transfer taxes on resale of Shares by it, any costs and expenses associated with the sale and marketing of the Shares, and other costs, expenses and legal costs of Raymond James other than as specifically provided in the following sentence. Notwithstanding the foregoing, the Company shall be obligated to reimburse Raymond James only for such fees and expenses up to $100,000. Any reimbursement of costs and expenses in excess of $100,000 shall require prior written consent from the Company.

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(o)	With respect to the offering(s) contemplated hereby, that the Company will not offer shares of its Common Shares or any other securities convertible into or exchangeable or exercisable for shares of Common Shares in a manner in violation of the Act or other applicable securities laws; the Company will not distribute any offering material in connection with the offer and sale of the Shares, other than the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus (and any amendments or supplements thereto), and other materials permitted by the Act or the rules and regulations promulgated thereunder.

(p)	On the Purchase Date for the related Transaction, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Shares or any securities convertible into or exercisable or exchangeable for such shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of Raymond James, other than the Shares to be sold hereunder and any shares of Common Shares of the Company issued upon the exercise of awards granted under existing employee stock-based compensation plans.

(q)	The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Permitted Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Act.

(r)	To use its best efforts to cause the Shares to be listed on the Exchange.

(s)	That it consents to Raymond James trading in the Common Shares for Raymond James’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(t)	To disclose in its Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, on or prior to the date on which the Company is required to file each such report with the Commission under the Exchange Act (each such date, a “Periodic Report Date”), with respect to the applicable quarter, the number of the Shares sold through Raymond James as agent pursuant to this Agreement in At-the-Market Offerings, the net proceeds to the Company from the sale of the Shares and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement. Any obligation of Raymond James to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Sections 5 and 7 of this Agreement.

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(u)	To use its commercially reasonable best efforts to satisfy, or cause to be satisfied, the conditions set forth below in Section 6 on or in respect of each Closing Date hereunder.

(v)	To advise Raymond James promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter or other document provided to Raymond James pursuant to this Agreement.

6.     Execution of Agreement. Raymond James’s obligation to execute this Agreement shall be subject to the satisfaction of the following conditions in connection with and on the intended date of the execution of this Agreement:

(a)	the Company shall have delivered to Raymond James:

(i)          an officers’ certificate signed by two of its executive officers certifying as to the matters set forth in Exhibit B hereto;

(ii)        opinions and negative assurance letters of the Company’s Chief Legal Officer and Vorys Sater Seymour & Pease LLP, counsel for the Company, addressed to Raymond James and dated the date of this Agreement, in form and substance reasonably satisfactory to Raymond James and its counsel;

(iii)        a “comfort” letter of Crowe Horwath LLP, dated the date of this Agreement and addressed to Raymond James, in a form reasonably satisfactory to Raymond James and its counsel;

(iv)        evidence reasonably satisfactory to Raymond James and its counsel that the Registration Statement remains effective;

(v)        evidence reasonably satisfactory to Raymond James and its counsel that the Shares will be listed on the Exchange, subject only to issuance at or before the time of purchase on the relevant Purchase Date;

(vi)         resolutions duly adopted by the Company’s board of directors, and certified by an officer of the Company, authorizing (A) the Registration Statement, (B) the Company’s execution of this Agreement, and (C) the consummation by the Company of the transactions contemplated hereby, including the issuance of the Shares and such other matters as are customary for the transaction contemplated herein; and

(vii)       such other documents as Raymond James shall reasonably request; and

(b)	Raymond James shall have received from Morrison & Foerster LLP: (i) a favorable opinion; and (ii) a letter with respect to Rule 10b-5 of the Exchange Act, in a form reasonably satisfactory to Raymond James.

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7.     Additional Covenants of the Company. The Company further covenants and agrees with Raymond James as follows:

(a)	Each acceptance of a Transaction Notice by the Company shall be deemed to be an affirmation that the representations and warranties of the Company herein contained and contained in any certificate delivered to Raymond James pursuant hereto are true and correct at the time of such acceptance, and an undertaking that such representations and warranties will be true and correct on any Closing Date (subject only to Section 5(i) above), and at the time of delivery to Raymond James of Shares pursuant to the Transaction Notice, as though made at and as of each such time (it being understood that such representations and warranties shall relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of such Transaction Notice); on each date during any period of time in which either a Transaction Notice is in effect or a Prospectus relating to the Shares is required to be delivered under the Act, the Company shall be deemed to affirm that the representations and warranties of the Company herein contained and contained in any certificate delivered to Raymond James pursuant hereto are true and correct as though made at and as of each such time (it being understood that such representations and warranties shall related to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented at and as of such time).

(b)	(i) Each time that the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares or (2) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Shares) or (3) by the filing of any Incorporated Document with the Commission), (ii) on each Periodic Report Date and (iii) upon reasonable request by Raymond James, before accepting a Transaction Notice, the Company shall furnish or cause to be furnished to Raymond James forthwith a certificate, dated the date of effectiveness of such amendment or supplement or the Periodic Report Date, as applicable, in form satisfactory to Raymond James, certifying as to the matters set forth in Exhibit B hereto at the time of the filing or effectiveness of such amendment or supplement, as applicable, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 6(a)(i) above, modified as necessary to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such certificate.

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(c)	Contemporaneously with the filing of the Prospectus Supplement with the Commission, the Company shall deliver to Raymond James opinions and negative assurance letters of the Company’s Chief Legal Officer and Vorys, Sater, Seymour & Pease LLP, counsel for the Company, addressed to Raymond James and dated the date of the Prospectus Supplement, in a form reasonably satisfactory to Raymond James and its counsel. Further, (i) each time that the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares or (2) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Shares) or (3) by the filing of any Incorporated Document with the Commission), (ii) on each Periodic Report Date and (iii) upon reasonable request by Raymond James, before accepting a Transaction Notice, the Company shall furnish or cause to be furnished forthwith to Raymond James and to counsel for Raymond James the written opinions of the Company’s Chief Legal Officer and Vorys, Sater, Seymour & Pease LLP, or other counsel satisfactory to Raymond James, dated the date of effectiveness of such amendment or supplement or the Periodic Report Date, as applicable, in form and substance satisfactory to Raymond James, of the same tenor as the opinion referred to above in this Section 7(c), but modified as necessary to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such opinion or, in lieu of such opinion, counsel last furnishing such opinion to Raymond James shall furnish Raymond James with a letter substantially to the effect that Raymond James may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(d)	Each time that the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented to include additional financial information (including by the filing of any Incorporated Document), before accepting a Transaction Notice, the Company shall cause Crowe Horwath LLP promptly to furnish to Raymond James a letter, dated the date of filing with the Commission or the date of effectiveness of such amendment or supplement, as applicable, of the same tenor as the letter referred to in Section 6(a)(iii) hereof, but modified to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the date of such letter.

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(e)	(i) No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Prospectus and each Permitted Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of any Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 5(c) above; and all requests by the Commission for additional information shall have been complied with to the satisfaction of Raymond James and no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, will have occurred and be in effect at the time the Company accepts a Transaction Notice; and (ii) the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented from time to time, shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time the Company accepts a Transaction Notice.

8.     Conditions of Raymond James’s Obligation to Purchase Shares. Raymond James’s obligation to, as the case may be, solicit purchases on an agency basis for, or purchase, the Shares pursuant to a Transaction Notice that has been accepted by the Company shall be subject to the satisfaction of the following conditions at the time of acceptance of the Transaction Notice, the time of the commencement of trading on the Exchange on the Purchase Date and at the time of closing on the Closing Date:

(a)	The representations and warranties on the part of the Company contained in this Agreement or contained in any certificate of an officer or officers of the Company delivered pursuant to the provisions hereof shall be true and correct in all respects; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the date of this Agreement, and on and as of the Closing Date as if made on the Closing Date.

(b)	The Company shall have performed and observed its covenants and other obligations hereunder in all material respects.

(c)	From the date of delivery of the Transaction Notice until the Closing Date, trading in the Common Shares on the Exchange shall not have been suspended.

(d)	From the date of this Agreement, no event or condition of a type described in Section 4(j) above shall have occurred or shall exist, which event or condition is not described in any Permitted Free Writing Prospectus (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of Raymond James makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date on the terms and in the manner contemplated by this Agreement, any Permitted Free Writing Prospectus and the Prospectus.

(e)	Subsequent to the execution and delivery of this Agreement: (i) no downgrading shall have occurred in the rating accorded any securities of or guaranteed by the Company or the Subsidiary by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Act; and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities of or guaranteed by the Company or the Subsidiary (other than an announcement with positive implications of a possible upgrading).

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(f)	The Shares to be issued pursuant to the Transaction Notice shall be duly listed on the Exchange, subject only to issuance.

(g)	No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares.

(h)	Raymond James shall have received on and as of the date hereof, and upon the reasonable request of Raymond James in connection with a Principal Transaction, satisfactory evidence of the good standing of the Company and the Subsidiary organized in the United States in their respective jurisdictions of organization, and the Company’s good standing as a foreign entity in such other jurisdictions as Raymond James may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(i)	The Company shall have furnished evidence reasonably satisfactory to Raymond James and its counsel that the Registration Statement remains effective.

(j)	No amendment or supplement to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall have been filed to which Raymond James shall have objected in writing.

(k)	On or prior to the Closing Date, the Company shall have furnished to Raymond James such further certificates and documents as Raymond James may reasonably request.

9.     Termination by Raymond James. This Agreement and the obligations of Raymond James hereunder may be terminated, in the sole and absolute discretion of Raymond James, if at any time: (i) any of the conditions specified in Section 8 above shall not have been fulfilled when and as required by this Agreement to be fulfilled; or (ii) there has been since the respective dates as of which information is given in the Registration Statement, any Material Adverse Change, or any development that is reasonably expected to cause a Material Adverse Change, in or affecting the assets, operations, business or condition (financial or otherwise) of the Company, whether or not arising in the ordinary course of business; or (iii) there has since the date hereof occurred an outbreak or escalation of hostilities, any change in the financial markets or any other national or international calamity or crisis the effect of which, in the judgment of Raymond James, is material and adverse and makes it impracticable or inadvisable to market or deliver the Shares or enforce contracts for the sale of the Shares; or (iv) trading in any securities of the Company has been suspended by the Commission or by the Exchange or if trading generally on the Exchange has been suspended (including automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), or limitations on prices for trading (other than limitations on hours or numbers of days of trading) have been fixed, or maximum ranges for prices for securities have been required, by such Exchange or FINRA or by order of the Commission or any other governmental authority; or (v) any federal or state statute, regulation, rule or order of any court or other governmental authority has been enacted, published, decreed or otherwise promulgated which in the reasonable opinion of Raymond James has, or will have, a Material Adverse Effect; or (vi) any action has been taken by any federal, state or local government or agency in respect of its monetary or fiscal affairs which in the reasonable opinion of Raymond James has a material and adverse effect on the securities markets in the United States; or (vii) a general moratorium on commercial banking activities has been declared by federal or New York authorities.

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If Raymond James elects to terminate this Agreement as provided in this Section 9, Raymond James shall promptly notify the Company of such termination by telephone, promptly confirmed by facsimile or email stating in reasonable detail the basis therefore. If a Transaction Notice is pending at the time of termination, Raymond James may declare such Transaction Notice void or may require the Company to complete the sale of Shares as specified in the Transaction Notice, at Raymond James’s sole discretion (to the extent doing so is permitted under applicable law and regulation).

If the solicitation of purchases on an agency basis or purchase by Raymond James as principal of the Shares, as contemplated by this Agreement, is not carried out by Raymond James for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply in all material respects with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Section 5(n) above, but only so long as the failure to carry out the purchases are due to the Company’s inability to comply with this Agreement, and to the extent provided in Section 11 below) and Raymond James shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 11 below) or to one another hereunder.

Raymond James may terminate this Agreement for any reason upon giving 30 days’ prior notice to the Company. Any such termination shall be without liability of any party to any other party, including the requirement that the Company pay Raymond James’ fees in Section 5(n), except that the provisions of Section 11 hereof shall remain in full force and effect notwithstanding such termination.

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10.   Termination by Company. The Company may terminate this Agreement for any reason upon giving 30 days’ prior notice to Raymond James. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5(n) and 11 hereof shall remain in full force and effect notwithstanding such termination.

11.	Indemnity and Contribution.

(a)	The Company agrees to indemnify and hold harmless Raymond James, its affiliates, directors and officers and each person, if any, who controls Raymond James within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, as amended or supplemented from time to time, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to Raymond James furnished to the Company in writing by Raymond James expressly for use therein, it being understood and agreed that the only such information furnished by Raymond James consists of the information described as such in Section 11(b) below.

(b)	Raymond James agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement, as amended or supplemented from time to time, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to Raymond James furnished to the Company in writing by Raymond James expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus (or any amendment or supplement thereto), or any Permitted Free Writing Prospectus, it being understood and agreed upon that the only such information furnished by Raymond James as of the date of this Agreement consists of the information in the Prospectus as specified in Exhibit E hereto.

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(c)	If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either Sections 11(a) or 11(b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 11(c) except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 11(c). If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary or (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for Raymond James, its affiliates, directors and officers and any control persons of Raymond James shall be designated in writing by Raymond James and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

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(d)	If the indemnification provided for in Sections 11(a) or 11(b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Raymond James, on the other, from the offering of the Shares or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Raymond James, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and Raymond James, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total underwriting discounts and commissions received by Raymond James in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Shares. The relative fault of the Company, on the one hand, and Raymond James, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by Raymond James, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)	The Company and Raymond James agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 11(d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in Section 11(d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 11, in no event shall Raymond James be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by Raymond James with respect to the offering of the Shares exceeds the amount of any damages that Raymond James has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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(f)	The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

12.   Notices. Except for oral notices pursuant to Section 1(c), all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of communication, and if to Raymond James, shall be sufficient in all respects if delivered to Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attn: John Critchlow, Fax No. (727) 567-8274, and with copy for informational purposes to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attn: Anna T. Pinedo, Esq., Fax No. (212) 468-7900, and if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at First Financial Bancorp., 255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202, Attn: John M. Gavigan, Fax No. (513)-246-2175, and with copy for informational purposes to Vorys, Sater, Seymour & Pease LLP, 301 East Fourth Street, Suite 3500, Cincinnati, Ohio 45202, Attn: Attn: Roger E. Lautzenhiser, Fax No. (513) 852-8490.

Notwithstanding the foregoing, Transaction Notices shall be delivered to the Company by facsimile or “pdf.” email format as follows:

To the Company:

Facsimile: (513) 246-2175

Email: john.gavigan@bankatfirst.com

Attn: John M. Gavigan

Tel. Confirm: (513) 979-5813

To Raymond James of the Acceptance of Transaction Notice:

Facsimile: (727) 567-8773

Email: jeff.fordham@raymondjames.com

Attn: Jeff Fordham

Tel. Confirm: (727) 567-1000

13.   No Fiduciary Relationship. The Company acknowledges and agrees that Raymond James is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, Raymond James is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Raymond James shall have no responsibility or liability to the Company with respect thereto. Any review by Raymond James of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Raymond James and shall not be on behalf of the Company.

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14.   Adjustments for Stock Splits. The parties acknowledge and agree that all share related numbers contained in this Agreement and any Transaction Notice shall be adjusted to take into account any stock split effected with respect to the Shares.

15.   Raymond James as Market Maker. Raymond James and one or more of its affiliates may make markets in the Common Shares or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Shares or other securities of the Company, at the same time that Raymond James is acting as agent pursuant to this Agreement; provided that Raymond James acknowledges and agrees that any such transactions are not being, and shall not be deemed to have been, undertaken at the request or direction of, or for the account of, the Company, and that the Company has and shall have no control over any decision by Raymond James and its affiliates to enter into any such transactions.

16.   Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York, other than rules governing choice of applicable law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

17.   Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have nonexclusive jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. Each of Raymond James and the Company, on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates, waives any right it may have to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, in any way arising out of or relating to this Agreement. Each of Raymond James and the Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon either Raymond James or the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

18.   Parties in Interest. The Agreement herein set forth has been and is made solely for the benefit of Raymond James and the Company and to the extent provided in Section 11 hereof the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from Raymond James) shall acquire or have any right under or by virtue of this Agreement.

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19.   Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

20.   Successors and Assigns. This Agreement shall be binding upon Raymond James and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and Raymond James’s respective businesses and/or assets.

21.   Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and Raymond James contained in this Agreement or made by or on behalf of the Company or Raymond James pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or Raymond James.

22.   Certain Defined Terms. For purposes of this Agreement, except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under Act.

23.   Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

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If the foregoing correctly sets forth the understanding among the Company and Raymond James, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Raymond James.

Very truly yours,

FIRST FINANCIAL BANCORP.

By:	/s/ John M. Gavigan
Name: John M. Gavigan
Title: CFO

Accepted and agreed to as of the

date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Sanjay Patel
Name: Sanjay Patel
Title: Managing Director

Signature Page to Distribution Agreement

Exhibit A

[Raymond James Letterhead]

__________, 2017

First Financial Bancorp.

255 East Fifth Street

Suite 2900

Cincinnati, Ohio 45202

Attention:

VIA FACSIMILE

TRANSACTION NOTICE

Dear ___________:

This Notice sets forth the terms of the agreement of Raymond James & Associates, Inc. (“Raymond James”) with First Financial Bancorp., an Ohio corporation (the “Company”), relating the issuance of up to ____ shares of the Company’s Common Shares, no par value, pursuant to the Distribution Agreement between the Company and Raymond James, dated [•], 2017 (the “Agreement”). Unless otherwise defined below, capitalized terms defined in the Agreement shall have the same meanings when used herein.

By countersigning or otherwise indicating in writing the Company’s acceptance of this Notice (an “Acceptance”), the Company shall have agreed with Raymond James to engage in the following transaction:

Type of Transaction:	[Agency or Principal Transaction]

Number of Shares to be Sold:

Minimum Price at which Shares may be Sold:

Average Daily Trading Volume[1]:

Date(s) on which Shares may be Sold:
(“Purchase Date”)[2]

Discount/Commission:

Manner in which Shares are to be Sold:	[Specify “at-the-market” or other method]

1 Determined in accordance with Regulation M.

2 See Section 3(b) of the Agreement for determination of Purchase Date.

Floor price:	[Insert if any]

Option to purchase additional Shares
pursuant to Section 3(c) of Agreement:	[Applicable or Not Applicable]

Period for exercise of option to purchase additional shares pursuant to Section 3(c) of the Agreement	__________ days

The Transaction set forth in this Notice will not be binding on the Company or Raymond James unless and until the Company delivers its Acceptance; provided, however, that neither the Company nor Raymond James will be bound by the terms of this Notice unless the Company delivers its Acceptance by ____ a.m./p.m. (New York time) on [the date hereof/________, 201_].

The Transaction, if it becomes binding on the parties, shall be subject to all of the representations, warranties, covenants and other terms and conditions of the Agreement, except to the extent amended or modified hereby, all of which are expressly incorporated herein by reference. Each of the representations and warranties set forth in the Agreement shall be deemed to have been made at and as of the date of the Company’s Acceptance and on any Purchase Date and any Closing Date.

If the foregoing conforms to your understanding of our agreement, please so indicate by providing your Acceptance in the manner contemplated by the Agreement.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By:
Name:
Title:

ACCEPTED as of the date
first above written

FIRST FINANCIAL BANCORP.

By:
Name:
Title:

[Note: The Company’s Acceptance may also be evidenced by a separate written acceptance referencing this Notice and delivered in accordance with the Agreement]

Exhibit B

Officers’ Certificate

1.	The representations and warranties of the Company in the Agreement are true and correct in all material respects as of the date hereof as though made on and as of this date;

2.	The Company has performed all obligations and satisfied all conditions on its part to be performed or satisfied pursuant to the Agreement at or prior to the date hereof;

3.	The Company’s Registration Statement on Form S-3 (File No. 333-197771) under the Act is effective; no stop order suspending the effectiveness of such Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission have been complied with; and

4.	Subsequent to the respective dates as of which information is given in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented from time to time, there has not been (i) any Material Adverse Change, or any development involving a prospective Material Adverse Change, in the business, prospects, properties or assets described or referred to in the Registration Statement or Prospectus, or in the results of operations, condition (financial or otherwise), business or operations of the Company or the Subsidiary, whether or not arising in the ordinary course of business, or (ii) any transaction that is material to the Company or the Subsidiary, taken as a whole, planned or entered into by the Company or the Subsidiary, or (iii) any obligation, direct or contingent, that is material to the Company and the Subsidiary, incurred by the Company or the Subsidiary, except obligations incurred in the ordinary course of business, or (iv) any other material change in the capital stock or outstanding indebtedness of the Company or the Subsidiary, or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company (other than the Company’s regular quarterly cash dividends); and neither the Company nor the Subsidiary has any material contingent obligation which is not disclosed in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented from time to time.

Exhibit C

Permitted Free Writing Prospectus

1.	None.

Exhibit D

Company Wire Transfer Information

ABA/Routing #:

Swift #:

Beneficiary Bank:

Beneficiary Account #:

Beneficiary:

Exhibit E

Information Supplied by Agent

•	The legal name of Raymond James: Raymond James & Associates, Inc.

•	Raymond James, in its capacity as sales agent, may arrange for or make sales at the market in the existing trading market for our Common Shares, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act.